Exhibit 99.1
PRESS RELEASE
CONTACTS:

Larry Firestone	Cathy Kawakami
Executive Vice President, CFO	Director, Investor Relations
lawrence.firestone@aei.com	cathy.kawakami@aei.com
970-407-6570	970-407-6732
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES PLANS TO CLOSE STOLBERG, GERMANY FACTORY
AND FURTHER OPTIMIZE GLOBAL OPERATIONS
Fort Collins, Colo., March 2, 2007 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced plans to transfer manufacturing operations from the Stolberg, Germany site to the Company’s manufacturing locations in Shenzhen, China, and Fort Collins, Colorado, and subsequently close its Stolberg facility. Product design, sales and service functions will be reassigned to the Filderstadt, Germany and Fort Collins, Colorado locations. This transition is expected to be completed by October 31, 2007.
Hans Betz, president and chief executive officer of Advanced Energy, said, “While the Stolberg facility has contributed to our success over the years, our strategy to drive operational efficiencies on a global scale is clear, and we faced a difficult decision whether to invest in an expansion of our factory in Germany or leverage the infrastructure that we have built in China. As a result of this decision, we will narrow our focus in operations and achieve greater efficiencies in the long term by transferring these lines to our high volume manufacturing facility in Shenzhen, China, and our advanced manufacturing facility in Fort Collins, Colorado.”
Mr. Betz continued, “This is a difficult decision for the Company, given our talented workforce in Stolberg. The transition will impact approximately 65 employees over the course of the next several months. The Stolberg team has been a dedicated group of employees, committed to meeting our critical objectives, and we thank them for their hard work.”

Advanced Energy acquired the Stolberg location through the acquisition of Dressler HF Technik GmbH in March 2002. Since that time, the location has continued design, manufacturing and support for the Dressler® RF power product line, including the Cesar® power generator, which is sold primarily to semiconductor capital equipment and solar cell manufacturing customers. Other Dressler RF products manufactured in Stolberg include the VarioMatch TM matching network, the HPG TM high power generator, and the LPPA linear amplifier. The site currently contributes approximately 5% of the Company’s total annual revenue.
The Company will file an amended report on Form 8-K under Item 2.05 within four business days after it makes a determination of the anticipated restructuring charges related to the Stolberg facility closure.
About Advanced Energy
Advanced Energy is a global leader in the development and support of technologies critical to high-technology, high-growth manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, solar cells, architectural glass, and other advanced product applications.
Leveraging a diverse product portfolio and technology leadership, Advanced Energy creates solutions that maximize process impact, improve productivity and lower the cost of ownership for its customers. This portfolio includes a comprehensive line of technology solutions in power, flow, thermal management, and plasma and ion beam sources for original equipment manufacturers (OEMs) and end-users around the world.
Advanced Energy operates in regional centers in North America, Asia and Europe and offers global sales and support through direct offices, representatives and distributors. Founded in 1981, Advanced Energy is a publicly held company traded on the Nasdaq Global Market under the symbol AEIS. For more information, please visit our corporate website: www.advanced-energy.com.
This press release contains certain forward-looking statements, as well as other matters discussed in this news release that are not purely historical data. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the industries we serve including the semiconductor capital equipment and flat panel display industries, the timing of orders received from our customers, our ability to realize cost and efficiency improvements from the operations optimization initiatives underway, and unanticipated changes to our estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-221-4670. Forward-looking statements are made and based on information available to us on the date of this press release. The Company assumes no obligation to update the information in this press release.